Exhibit 99.1

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports
2020 Fourth Quarter and Full Year Financial Results
•Fourth quarter sales of $114.8 million; full year sales of $502.6 million
•Fourth quarter pre-tax loss of $7.5 million and net loss of $20.0 million due to the non-cash reserve of $14.1 million against deferred tax assets
•Fourth quarter Adjusted EBITDA* was $2.9 million
•Fourth quarter bookings were $116.0 million, demonstrating sequential improvement
•Backlog at end of the year was $283.4 million
*Adjusted EBITDA is a Non-GAAP Performance Measure. Please see the attached table for a reconciliation of Adjusted EBITDA to GAAP net income/(loss).
EAST AURORA, NY, February 23, 2021 – Astronics Corporation (Nasdaq: ATRO) (“Astronics” or the “Company”), a leading supplier of advanced technologies and products to the global aerospace, defense and other mission critical industries, today reported financial results for the three and twelve months ended December 31, 2020.
Peter J. Gundermann, President and Chief Executive Officer, commented, “Even while the commercial aerospace industry continues to be challenged, there was some good news in the quarter.
•We had sequential improvement in Aerospace bookings.
•We were cash positive in the quarter, generating $5.8 million in cash from operations reflecting the impact of our restructuring efforts.
•We had strong Test bookings driven by the transit test order from Stadler Rail for the Metro Atlanta Rapid Transit Authority (MARTA).
•The 737 MAX was recertified to fly in the U.S. in late December, which is important as the MAX was our biggest OEM production program before the pandemic.
Perhaps the best news from the quarter was the initial approval of multiple effective COVID-19 vaccines, which we expect will result in increased demand for air travel later in 2021. To this end, we are seeing positive signs that demand is picking up in our aerospace business, though conditions currently remain depressed. In the meantime, we are carefully managing our cost structure, pursuing new opportunities and advancing development programs for our customers.”
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Astronics Corporation Reports 2020 Fourth Quarter and Full Year Financial Results
February 23, 2021

Fourth Quarter and 2020 Summary and Review of Demand by Major Markets
Fourth quarter revenue was $114.8 million, down 42.1% from the comparator period of 2019, but up 7.8% sequentially from the third quarter. The Company incurred a pre-tax loss of $7.5 million. The Company’s net loss of $20.0 million included a $14.1 million non-cash tax expense reflecting a reserve recorded against its deferred tax assets. Adjusted EBITDA was $2.9 million, or 2.5% of sales, up
$3.0 million sequentially from the third quarter of 2020.
Revenue in 2020 was $502.6 million, down 35% compared with 2019 as a direct result of the global pandemic. Net loss for the year was $115.8 million while Adjusted EBITDA was $28.8 million as the Company rapidly adjusted to the new environment by aggressively adjusting its cost structure to changes in demand.
The Company evaluates three revenue streams to monitor demand and analyze the impact of the pandemic to its business. These are (1) the commercial aircraft market, which includes OEM line fit and airline aftermarket business, (2) defense and other government markets, and (3) general aviation.
•Commercial aerospace has been heavily impacted by the pandemic and was about $263 million of 2020 revenue, or 52% of total revenue, down nearly 50%. Aircraft build rates are expected to improve modestly during 2021 from current levels as production of the 737 MAX picks up. The aftermarket is expected to strengthen over the course of the year as aircraft utilization and load factors increase.
•Defense and government markets, which were about 30% of 2020 revenue, have remained relatively strong through the pandemic, totaling approximately $149 million. This includes our military aircraft programs and the majority of our Test business.
•General aviation demand contracted about 11% to approximately $60 million, or 12% of revenue. Most of our general aviation revenue is line fit driven by the manufacture of new aircraft, although there is some amount of aftermarket business as well. New build rates for business jet aircraft are expected to improve in 2021 from current levels.
•Other revenue was $27 million in 2020, about 5% of revenue, and was up about 10% over 2019.
Peter J. Gundermann stated, “We are glad to put 2020 behind us. The pandemic hit our core aerospace business hard early in the year, but our team demonstrated resilience and flexibility in the midst of very trying times. We enacted protocols to protect our employees and dramatically reduced our cost structure. Though we continue to be heavily impacted by difficult conditions in the commercial aerospace industry, we are prepared for the recovery and look forward to improved market conditions as the vaccines take hold and demand returns to our industry.”
Liquidity and Financing
On May 4, 2020, the Company executed an amendment to the credit agreement (the “amended facility”) which reduced the revolving credit line from $500 million to $375 million with an option to increase the line by up to $150 million. The amended facility suspends the application of the maximum net leverage ratio covenant up through and including the second quarter of 2021. The maximum net leverage ratio on a trailing twelve-month basis will be 6.00 to 1 for the third quarter of 2021, 5.50 to 1 for the fourth quarter of 2021, 4.50 to 1 for the first quarter of 2022, and return to 3.75 to 1 in the second quarter of 2022 and thereafter. At the end of 2020, the Company had $173.0 million drawn on the facility, with net debt of $132.6 million.
Other financial covenants include that through the second quarter of 2021, the Company is required to maintain a minimum interest coverage ratio of 1.75x on a quarterly basis, except for the first quarter of 2021, which is set at 1.50x. In addition, through the third quarter of 2021, the Company must maintain
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Astronics Corporation Reports 2020 Fourth Quarter and Full Year Financial Results
February 23, 2021

minimum liquidity, defined as unrestricted cash plus the unused revolving credit commitments, of
$180 million at all times. The amended facility also temporarily restricts certain activities, including acquisitions and share repurchases, and requires mandatory prepayments during the suspension period when the Company’s cash balance exceeds $100 million.
Year-to-date cash flow from operations totaled $37.3 million. Operating cash flows were used primarily to reduce long-term debt by $15 million during 2020. The Company was compliant with its debt covenants as of the end of the fourth quarter.
In February 2021, the Company was notified by the acquirer of its semiconductor business, which was sold in February 2019, that $10.7 million is payable to the Company for earnouts related to 2020. The Company is currently reviewing the calculations and underlying data and expects to record the additional gain on the sale in the first quarter of 2021 when that review is complete.
David C. Burney, Chief Financial Officer, commented, “Given our forecast expectations, and the structure of our revised lending agreement, combined with earnouts from the sale of the semiconductor business, we expect to have sufficient liquidity to operate through the COVID-19 pandemic and its economic impacts. We expect to remain compliant with our debt covenants through 2021 based on our current outlook.”
Consolidated Review

	Three Months Ended			Year Ended
($ in thousands)	December 31, 2020	December 31, 2019	% Change	December 31, 2020	December 31, 2019	% Change

Sales	$114,803	$198,412	(42.1)%	$502,587	$772,702	(35.0)%
(Loss) Income from Operations	$(5,469)	$(36,856)	(85.2)%	$(100,701)	$1,701	(6,020.1)%
Operating Margin %	(4.8)%	(18.6)%		(20.0)%	0.2%
Net Gain on Sale of Businesses	$—	$—		$—	$78,801
Net (Loss) Income	$(19,985)	$(34,065)	(41.3)%	$(115,781)	$52,017	(322.6)%
Net (Loss) Income %	(17.4)%	(17.2)%		(23.0)%	6.7%

*Adjusted EBITDA	$2,897	$19,804	(85.4)%	$28,762	$88,315	(67.4)%
*Adjusted EBITDA Margin %	2.5%	10.0%		5.7%	11.4%
*Adjusted EBITDA is a Non-GAAP Performance Measure. Please see the attached table for a reconciliation of Adjusted EBITDA to GAAP net income.
Fourth Quarter 2020 Results (compared with the prior-year period, unless noted otherwise)
Consolidated sales were down $83.6 million compared with the fourth quarter of 2019. Aerospace sales were down $80.3 million. Test System sales decreased $3.3 million.
Consolidated operating loss was $5.5 million, compared with operating loss of $36.9 million in the prior-year period. The loss in 2020 was due to low volume related to the continued pause of production of the 737 MAX and the impacts of the COVID-19 pandemic on the global aerospace industry. Operating loss in the prior year’s fourth quarter were impacted by an increase to the legal reserve of $17.9 million for a long-outstanding patent dispute and $28.8 million of impairment and restructuring charges related to the refocusing of our antenna business.
Income tax expense in the fourth quarter reflects a $14.1 million non-cash valuation allowance against federal deferred tax assets.
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Astronics Corporation Reports 2020 Fourth Quarter and Full Year Financial Results
February 23, 2021

Bookings were $116.0 million, for a book-to-bill ratio of 1.01:1. Backlog at the end of the quarter was $283.4 million. Approximately $216.9 million of backlog is expected to ship in 2021.
Full Year 2020 Results (compared with the prior-year period, unless noted otherwise)
Consolidated sales were down $270.1 million to $502.6 million compared with the prior year. Aerospace sales were down $274.6 million. Test System sales increased $4.5 million.
Consolidated operating loss was $100.7 million, reflecting non-cash impairment charges of $87.0 million in the Aerospace segment, restructuring-related severance charges of $5.3 million, primarily in the Aerospace segment, and lower sales volumes compared with the prior-year period. Impairment charges were recognized in the current year as a result of reduced expectations of future operating results due to the COVID-19 pandemic, which has significantly impacted the global aerospace industry. During the first quarter, the Company recognized full impairments of the goodwill of Astronics Connectivity Systems and Certification (“CSC”), PGA and Custom Control Concepts (“CCC”) reporting units, and a partial impairment of the goodwill of the PECO reporting unit. During the second quarter of 2020, an additional partial impairment of the PECO reporting unit was recorded. No impairment charges were recorded in the third or fourth quarters of 2020.
The effective tax rate for 2020 was (3.0)%, compared with 23.8% in 2019. The effective tax rate in 2020 was impacted by the previously discussed valuation allowance on federal deferred tax assets, which was $21.5 million for the full year, as well as permanently non-deductible goodwill impairments.
Consolidated net loss was $115.8 million, or $(3.76) per diluted share, compared with net income of $52.0 million, or $1.60 per diluted share in the prior year. The after-tax impact of the impairment loss in 2020 was $81.4 million, or $(2.64) per diluted share. The $80.1 million pre-tax gain on the sale of the semiconductor test business in contributed $60.4 million to net income after taxes in 2019.
Consolidated Adjusted EBITDA was $28.8 million, or 5.7% of consolidated sales, compared with
$88.3 million, or 11.4% of consolidated sales, in the prior year.
Prior year consolidated Adjusted EBITDA was negatively impacted by $20.1 million of charges associated with the restructuring activities, including severance; goodwill and asset impairment charges of
$11.1 million; increased legal reserves for the long-term patent dispute of $19.6 million; and an equity investment impairment of $5.0 million.
Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace Fourth Quarter 2020 Results (compared with the prior-year period, unless noted otherwise)
Aerospace segment sales decreased $80.3 million, or 46.7%, to $91.8 million. Sales were negatively affected by the continued grounding of the 737 MAX, overall lower build rates for commercial transport and general aviation aircraft and a weak commercial aircraft aftermarket as the airlines reduced spending due to the global COVID-19 pandemic.
Aerospace segment operating loss for the fourth quarter of 2020 was $3.3 million compared with operating loss of $32.3 million in the same period of 2019. Under-absorption of fixed costs due to lower sales drove the operating loss in 2020. In 2019, Aerospace operating profit was impacted by increased legal reserves for a long-term patent dispute of $17.9 million and $28.8 million of impairment and restructuring charges related to the refocusing of our antenna business.
Aerospace bookings in the fourth quarter of 2020 improved sequentially to $74.1 million, for a book-to-bill ratio of 0.81. Backlog was $191.1 million at the end of the fourth quarter of 2020 compared with backlog of $275.8 million at the end of the fourth quarter of 2019.
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Astronics Corporation Reports 2020 Fourth Quarter and Full Year Financial Results
February 23, 2021

Aerospace Full Year Results
Aerospace segment sales decreased by $274.6 million, or 39.7%, to $418.0 million, when compared with 2019. Sales were negatively affected for the same reasons noted for the quarter.
Aerospace operating loss for 2020 was $89.8 million compared with operating income of $16.7 million, or 2.4% of sales, in the same period of 2019. Aerospace 2020 operating profit was impacted by impairment charges of $87.0 million, of which $86.3 million was related to goodwill, as previously discussed. Restructuring-related severance charges of $5.3 million and leverage lost on reduced sales also significantly impacted operating results.
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems Fourth Quarter Results
Test Systems segment sales in the fourth quarter were $23.0 million, down $3.3 million compared with the prior-year period.
Test Systems operating profit was $1.3 million, or 5.6% of sales, up from $0.3 million, or 1.2% of sales, in last year's fourth quarter.
Bookings for the Test Systems segment in the quarter were $41.9 million, for a book-to-bill ratio, excluding semiconductor activity, of 1.83:1 for the quarter. Backlog was $92.3 million at the end of 2020 compared with backlog of $83.8 million at the end of 2019.
Test Systems Full Year Results
Test Systems Segment sales were $84.6 million, up $4.5 million compared with the prior year. Acquisitions completed in July 2019 and October 2019 contributed an incremental $6.2 million in sales. Sales related to the Semiconductor business, which was sold in early 2019, decreased $6.2 million.
Test Systems operating profit was $5.5 million, or 6.6% of sales, compared with operating profit of
$4.5 million, or 5.6% of sales, in 2019. Operating profit in the prior-year period was impacted by restructuring-related severance charges of $2.0 million.
Mr. Gundermann commented, “Our Test business had a good year in 2020, benefiting from strong government and defense spending. The business made strides integrating two 2019 acquisitions and won a couple of significant awards in the emerging transit test market, which we believe promises to be important for our future. The table is set for these trends to continue in 2021 and for Test to have another solid year.”
Outlook
Mr. Gundermann commented, “While it is difficult to provide guidance for all of 2021 given the ongoing pandemic, we do expect that customer demand in the first half of 2021 will be similar to that of the second half of 2020. The year will start slowly, however, with first quarter sales of about $100 million. We expect conditions to strengthen through the year. We expect we will manage the business to generate cash that we will use to reduce debt. We believe we are well-positioned for the future, and we expect to do well when market conditions rebound.”
Capital expenditures for 2021 are expected to be approximately $10 million to $11 million up from
$7.5 million in 2020 due to investments in customer programs.
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Astronics Corporation Reports 2020 Fourth Quarter and Full Year Financial Results
February 23, 2021

Fourth Quarter 2020 Webcast and Conference Call
The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference, management will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling 201.493.6784. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial 412.317.6671 and enter replay pin number 13715117. The telephonic replay will be available from 2:00 p.m. on the day of the call through Tuesday, March 2, 2021. A transcript of the call will also be posted to the Company’s Web site once available.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers, and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
For more information on Astronics and its products, visit its Web site at www.astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions and include all statements with regard to the impact of COVID-19 on the Company and its future, reaching any revenue or Adjusted EBITDA margin expectations, being cash positive in 2021, the recovery of the commercial aerospace market, the opportunities to leverage capabilities in other markets and the outcome of demand streams or expectations of demand by customers and markets. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the impact of the global outbreak of COVID-19 and governmental and other actions taken in response, trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and relationships, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW
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Astronics Corporation Reports 2020 Fourth Quarter and Full Year Financial Results
February 23, 2021

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Year Ended
	12/31/2020	12/31/2019	12/31/2020	12/31/2019
Sales	$114,803	$198,412	$502,587	$772,702
Cost of products sold[1]	95,685	171,504	405,744	616,560
Gross profit	19,118	26,908	96,843	156,142
Gross margin	16.7%	13.6%	19.3%	20.2%

Selling, general and administrative[2]	24,587	52,681	110,528	143,358
SG&A % of sales	21.4%	26.6%	22.0%	18.6%
Impairment Loss[3]	—	11,083	87,016	11,083
(Loss) Income from operations	(5,469)	(36,856)	(100,701)	1,701
Operating margin	(4.8)%	(18.6)%	(20.0)%	0.2%

Net gain on sale of businesses	—	—	—	78,801
Other expense, net of other income[4]	422	4,861	4,968	6,058
Interest expense, net	1,650	1,565	6,741	6,141
(Loss) Income before tax	(7,541)	(43,282)	(112,410)	68,303
Income tax expense (benefit)	12,444	(9,217)	3,371	16,286
Net (Loss) Income	$(19,985)	$(34,065)	$(115,781)	$52,017
Net (Loss) Income % of sales	(17.4)%	(17.2)%	(23.0)%	6.7%

Basic (loss) earnings per share:	$(0.65)	$(1.10)	$(3.76)	$1.62
Diluted (loss) earnings per share:	$(0.65)	$(1.10)	$(3.76)	$1.60

Weighted average diluted shares outstanding (in thousands)	30,837	30,919	30,795	32,459

Capital expenditures	$1,884	$3,233	$7,459	$12,083
Depreciation and amortization	$7,759	$8,866	$31,854	$33,049
______________________________________________________________________________________________________
1Cost of goods sold for the three months and year ended December 31, 2019 includes impairment and restructuring charges related to the antenna business of $15.4 million in both periods.
2Selling, general and administrative expense for the three months and year ended December 31, 2019 includes legal reserves for the patent infringement matter of $17.9 million and $19.6 million, respectively, and impairment and restructuring charges related to the antenna business of $2.4 million in both periods.
3Impairment loss primarily represents the goodwill impairment charges incurred in the Aerospace segment. In the first quarter of 2020, full impairment charges were recorded for goodwill associated to the CSC, PGA and CCC reporting units, and a partial goodwill impairment charge was recognized for the PECO reporting unit. In the second quarter of 2020, an additional partial goodwill impairment charge was recorded for the PECO reporting unit. Total goodwill impairment charges were $73.7 million and $12.6 million in the first and second quarters of 2020, respectively. Impairment loss in the three months and year ended December 31, 2019 represents the impairment of fixed assets, intangible assets, goodwill and other non-current assets associated with the antenna business restructuring.
4Other expense, net of other income, is primarily comprised of an equity investment impairment of $3.6 million in the year ended December 31, 2020. For the three months and year ended December 31, 2019 includes impairment of an equity investment related to the antenna business of $5.0 million.

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Astronics Corporation Reports 2020 Fourth Quarter and Full Year Financial Results
February 23, 2021

ASTRONICS CORPORATION
SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended		Year Ended
	12/31/2020	12/31/2019	12/31/2020	12/31/2019
Sales
Aerospace	$91,797	$172,119	$418,079	$692,614
Less Inter-segment	—	—	(91)	(5)
Total Aerospace	91,797	172,119	417,988	692,609

Test Systems	23,198	26,500	85,589	80,495
Less Inter-segment	(192)	(207)	(990)	(402)
Total Test Systems	23,006	26,293	84,599	80,093

Total consolidated sales	114,803	198,412	502,587	772,702

Segment operating (loss) profit and margins
Aerospace	(3,266)	(32,292)	(89,833)	16,657
	(3.6)%	(18.8)%	(21.5)%	2.4%
Test Systems	1,279	328	5,549	4,494
	5.6%	1.2%	6.6%	5.6%
Total segment operating (loss) profit	(1,987)	(31,964)	(84,284)	21,151

Net gain on sales of businesses	—	—	—	78,801
Interest expense	1,650	1,565	6,741	6,141
Corporate expenses and other	3,904	9,753	21,385	25,508
(Loss) Income before taxes	$(7,541)	$(43,282)	$(112,410)	$68,303

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Astronics Corporation Reports 2020 Fourth Quarter and Full Year Financial Results
February 23, 2021

Reconciliation to Non-GAAP Performance Measures
In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation expense, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, legal reserves, settlements and recoveries, restructuring charges and gains or losses associated with the sale of businesses), which is a non-GAAP measure. The Company’s management believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes, equity-based compensation expense, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, legal reserves, settlements and recoveries, restructuring charges and gains or losses associated with the sale of businesses, which is not commensurate with the core activities of the reporting period in which it is included. As such, the Company uses Adjusted EBITDA as a measure of performance when evaluating its business and as a basis for planning and forecasting. Adjusted EBITDA is not a measure of financial performance under GAAP and is not calculated through the application of GAAP. As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. Adjusted EBITDA, as presented, may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

ASTRONICS CORPORATION
RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA
(Unaudited, $ in thousands)

	Consolidated
	Three Months Ended		Year Ended
	12/31/2020	12/31/2019	12/31/2020	12/31/2019
Net (loss) income	$(19,985)	$(34,065)	$(115,781)	$52,017
Add back (deduct):
Interest expense	1,650	1,565	6,741	6,141
Income tax (benefit) expense	12,444	(9,217)	3,371	16,286
Depreciation and amortization expense	7,759	8,866	31,854	33,049
Equity-based compensation expense	1,260	900	5,184	3,843
Goodwill and other asset impairments	—	11,083	87,016	11,083
Restructuring-related charges including severance	(231)	17,753	5,327	20,078
Legal reserve, settlements and recoveries	—	17,919	1,450	19,619
Equity investment loss	—	5,000	3,600	5,000
Net gain on sale of businesses	—	—	—	(78,801)
Adjusted EBITDA	$2,897	$19,804	$28,762	$88,315

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Astronics Corporation Reports 2020 Fourth Quarter and Full Year Financial Results
February 23, 2021

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited)
	12/31/2020	12/31/2019
ASSETS
Cash and cash equivalents	$40,412	$31,906
Accounts receivable and uncompleted contracts	93,056	147,998
Inventories	157,059	145,787
Other current assets	26,420	15,853
Assets held for sale	—	1,537
Property, plant and equipment, net	106,678	112,499
Other long-term assets	27,952	54,873
Intangible assets, net	109,886	127,293
Goodwill	58,282	144,970
Total assets	$619,745	$782,716

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$—	$224
Accounts payable and accrued expenses	69,165	89,056
Customer advances and deferred revenue	24,571	31,360
Long-term debt	173,000	188,000
Other liabilities	82,638	85,219
Shareholders' equity	270,371	388,857
Total liabilities and shareholders' equity	$619,745	$782,716

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Astronics Corporation Reports 2020 Fourth Quarter and Full Year Financial Results
February 23, 2021

ASTRONICS CORPORATION
CONSOLIDATED CASH FLOWS DATA
(Unaudited, $ in thousands)	Year Ended
Cash flows from operating activities:	December 31, 2020	December 31, 2019
Net (loss) income	$(115,781)	$52,017
Adjustments to reconcile net (loss) income to cash provided by operating activities, excluding the effects of acquisitions/divestitures:
Non-cash items:
Depreciation and amortization	31,854	33,049
Provisions for non-cash losses on inventory and receivables	6,079	16,947
Equity-based compensation expense	5,184	3,843
Deferred tax expense (benefit)	15,553	(14,385)
Impairment loss	87,016	11,083
Net gain on sale of businesses	—	(78,801)
Operating lease non-cash expense	4,500	4,208
Non-cash litigation provision	—	19,619
Restructuring activities	1,173	6,539
Equity investment other than temporary impairment	3,493	5,000
Deferral of Federal payroll tax	5,877	—
Other	2,157	1,610
Cash flows from changes in operating assets and liabilities:
Accounts receivable	53,928	34,083
Inventories	(13,614)	(12,711)
Prepaid expenses and other current assets	(45)	(1,160)
Accounts payable	(9,930)	(16,617)
Accrued expenses	(17,667)	(10,737)
Income taxes payable/receivable	(10,440)	3,371
Operating lease liabilities	(4,556)	(3,840)
Customer advanced payments and deferred revenue	(7,043)	(11,919)
Supplemental retirement plan and other liabilities	(403)	1,490
Cash flows from operating activities	37,335	42,689
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(28,907)
Proceeds on sales of businesses	—	104,877
Capital expenditures	(7,459)	(12,083)
Other investing activities	1,662	743
Cash flows from investing activities	(5,797)	64,630
Cash flows from financing activities:
Proceeds from long-term debt	155,000	117,000
Principal payments on long-term debt	(170,228)	(156,107)
Purchase of outstanding shares for treasury	(7,732)	(50,784)
Financing fees	(360)	—
Stock option activity	666	(545)
Finance lease principal payments	(1,922)	(1,746)
Cash flows from financing activities	(24,576)	(92,182)
Effect of exchange rates on cash	1,544	147
Increase in cash and cash equivalents	8,506	15,284
Cash and cash equivalents at beginning of year	31,906	16,622
Cash and cash equivalents at end of year	$40,412	$31,906
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Astronics Corporation Reports 2020 Fourth Quarter and Full Year Financial Results
February 23, 2021

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Year Ended			2020 YTD
	12/31/2020	12/31/2019	% change	12/31/2020	12/31/2019	% change	% of Sales
Aerospace Segment
Commercial Transport	$48,246	$130,200	(62.9)%	$262,636	$523,921	(49.9)%	52.3%
Military	17,615	18,789	(6.2)%	67,944	76,542	(11.2)%	13.5%
Business Jet	15,178	17,986	(15.6)%	60,437	67,541	(10.5)%	12.0%
Other	10,758	5,144	109.1%	26,971	24,605	9.6%	5.4%
Aerospace Total	91,797	172,119	(46.7)%	417,988	692,609	(39.7)%	83.2%

Test Systems Segment excluding Semiconductor	22,930	24,416	(6.1)%	81,116	70,401	15.2%	16.1%
Total Sales excluding Semiconductor	114,727	196,535	(41.6)%	499,104	763,010	(34.6)%	99.3%
Test-Semiconductor	76	1,877	(96.0)%	3,483	9,692	(64.1)%	0.7%

Total Sales	$114,803	$198,412	(42.1)%	$502,587	$772,702	(35.0)%

ASTRONICS CORPORATION
SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			Year Ended			2020 YTD
	12/31/2020	12/31/2019	% change	12/31/2020	12/31/2019	% change	% of Sales
Aerospace Segment
Electrical Power & Motion	$30,745	$83,230	(63.1)%	$179,245	$338,237	(47.0)%	35.6%
Lighting & Safety	27,955	45,960	(39.2)%	118,928	185,462	(35.9)%	23.7%
Avionics	18,732	27,373	(31.6)%	76,113	106,787	(28.7)%	15.1%
Systems Certification	1,303	5,351	(75.6)%	6,899	14,401	(52.1)%	1.4%
Structures	2,304	5,061	(54.5)%	9,832	23,117	(57.5)%	2.0%
Other	10,758	5,144	109.1%	26,971	24,605	9.6%	5.4%
Aerospace Total	91,797	172,119	(46.7)%	417,988	692,609	(39.7)%	83.2%

Test Systems Segment excluding Semiconductor	22,930	24,416	(6.1)%	81,116	70,401	15.2%	16.1%
Total Sales excluding Semiconductor	114,727	196,535	(41.6)%	499,104	763,010	(34.6)%	99.3%
Test-Semiconductor	76	1,877	(96.0)%	3,483	9,692	(64.1)%	0.7%

Total Sales	$114,803	$198,412	(42.1)%	$502,587	$772,702	(35.0)%

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Astronics Corporation Reports 2020 Fourth Quarter and Full Year Financial Results
February 23, 2021

ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
(Unaudited, $ in thousands)
	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Twelve Months
	3/28/2020	6/27/2020	9/26/2020	12/31/2020	12/31/2020
Sales
Aerospace	$141,070	$102,573	$82,548	$91,797	$417,988
Test Systems (excluding Semi)	14,880	19,933	23,373	22,930	81,116
Sales (excluding Semi)	155,950	122,506	105,921	114,727	499,104
Test-Semiconductor	1,634	1,188	585	76	3,483
Total Sales	$157,584	$123,694	$106,506	$114,803	$502,587

Bookings
Aerospace	$150,989	$43,264	$64,956	$74,106	$333,315
Test Systems (excluding Semi)	16,386	18,230	16,602	41,877	93,095
Bookings (excluding Semi)	167,375	61,494	81,558	115,983	426,410
Test-Semiconductor	4	—	—	—	4
Total Bookings	$167,379	$61,494	$81,558	$115,983	$426,414

Backlog
Aerospace	$285,673	$226,364	$208,772	$191,081
Test Systems (excluding Semi)	81,864	80,161	73,390	92,337
Backlog (excluding Semi)	367,537	306,525	282,162	283,418
Test-Semiconductor	1,849	661	76	—
Total Backlog	$369,386	$307,186	$282,238	$283,418	N/A

Book:Bill Ratio [1]
Aerospace	1.07	0.42	0.79	0.81	0.80
Test Systems excl. Semi	1.10	0.91	0.71	1.83	1.15
Total Book:Bill excl. Semi	1.07	0.50	0.77	1.01	0.85

[1] Calculations of Test Systems and Total Book:Bill excludes the total semiconductor business, which included residual warranty backlog following the divestiture.

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